As filed with the Securities and Exchange Commission on July 14, 2003

Registration No. 333-63480

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

Filed Pursuant to Rule 462(d)

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Delaware	Constellation Brands, Inc. and its subsidiary guarantors:	16-0716709
New York	Batavia Wine Cellars, Inc.	16-1222994
New York	Canandaigua Wine Company, Inc.	16-1462887
New York	Constellation International Holdings Limited	16-1195581
New York	Roberts Trading Corp.	16-0865491
England and Wales	Canandaigua Limited	98-0198402
The Netherlands	Canandaigua B.V.	98-0205132
Delaware	Franciscan Vineyards, Inc.	94-2602962
California	Allberry, Inc.	68-0324763
California	Cloud Peak Corporation	68-0324762
California	M.J. Lewis Corp.	94-3065450
California	Mt. Veeder Corporation	94-2862667
Delaware	Barton Incorporated	36-3500366
Delaware	Barton Brands, Ltd.	36-3185921
Maryland	Barton Beers, Ltd.	36-2855879
Connecticut	Barton Brands of California, Inc.	06-1048198
Georgia	Barton Brands of Georgia, Inc.	58-1215938
New York	Barton Distillers Import Corp.	13-1794441
Delaware	Barton Financial Corporation	51-0311795
Illinois	Barton Canada, Ltd.	36-4283446
Wisconsin	Barton Beers of Wisconsin, Ltd.	39-0638900
Illinois	Monarch Import Company	36-3539106
(State or other jurisdiction of incorporation or organization)	(Exact name of registrants as specified in their charters)	(I.R.S. Employer Identification No.)

300 WillowBrook Office Park

Fairport, New York 14450

716-218-2169

(Address, including zip code, and telephone number, including area code,

of registrants’ principal executive offices)

Thomas J. Mullin, Esq.

Executive Vice President and General Counsel

Constellation Brands, Inc.

300 WillowBrook Office Park

Fairport, New York 14450

585-218-3650

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Bernard S. Kramer, Esq.

McDermott, Will & Emery

227 West Monroe Street

Chicago, Illinois 60606-5096

Approximate date of commencement of proposed sale of securities to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement is being filed solely to add Exhibits 12, 23.3 and 23.4 hereto to the Registration Statement on Form S-3 (Registration No. 333-63480) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 16. Exhibits

Exhibit Number	Description of Exhibit
1*	Form of Underwriting Agreement
4.1**	Indenture, dated February 25, 1999, by and among the registrants and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank) (filed as Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed on March 3, 1999, and incorporated herein by reference)
4.2**	Supplemental Indenture No. 3, dated August 6, 1999, by and among the registrants and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank) (filed as Exhibit 4.20 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1999, and incorporated herein by reference)
4.3**	Supplemental Indenture No. 4, dated May 15, 2000, by and among the registrants and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank) (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on May 12, 2000, and incorporated herein by reference)
4.4**	Supplemental Indenture No. 5, dated September 14, 2000, by and among the registrants and BNY Midwest Trust Company (as successor to The Bank of New York) (filed as Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2000, and incorporated herein by reference)
4.5**	Indenture, dated February 21, 2001, by and among the registrants and BNY Midwest Trust Company (filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (No. 333-60720) and incorporated herein by reference)
4.6**	Supplemental Indenture No. 6, dated as of August 21, 2001, by and among the registrants and BNY Midwest Trust Company (supplementing the Indenture dated February 25, 1999)
4.7**	Supplemental Indenture No. 1, dated as of August 21, 2001, by and among the registrants and BNY Midwest Trust Company (supplementing the Indenture dated February 21, 2001)
5.1**	Opinion of McDermott, Will & Emery
12	Computation of Ratio of Earnings to Fixed Charges
23.1**	Consent of Arthur Andersen LLP
23.2**	Consent of McDermott, Will & Emery (included as part of Exhibit 5.1)
23.3	Consent of KPMG LLP
23.4	Consent of PricewaterhouseCoopers
24**	Powers of Attorney (included on the signature pages of the registration statement)
25.1**	Statement of Eligibility of Trustee on Form T-1 for the indenture filed as Exhibit 4.1 to the registration statement (filed as Exhibit 25 to the registrant’s Registration Statement on Form S-3 (No. 333-91587) and incorporated herein by reference)
25.2**	Statement of Eligibility of Trustee on Form T-1 for the indenture filed as Exhibit 4.5 to the registration statement (filed as Exhibit 25.1 to the registrant’s Registration Statement on Form S-4 (No. 333-60720) and incorporated herein by reference)

*	To be filed as an exhibit to a report on Form 8-K.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

CONSTELLATION BRANDS, INC.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Richard Sands	Chairman of the Board, Chief Executive Officer and a Director (Principal Executive Officer)

* Robert Sands	President, Chief Operating Officer and a Director

/S/ THOMAS S. SUMMER Thomas S. Summer	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Thomas C. McDermott	Director

* James A. Locke III	Director

* Paul L. Smith	Director

* George Bresler	Director

* Jeananne K. Hauswald	Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BATAVIA WINE CELLARS, INC.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

/S/ RICHARD SANDS Richard Sands	President, Chief Executive Officer and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/S/ ROBERT SANDS Robert Sands	Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BARTON INCORPORATED

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Alexander L. Berk	President, Chief Executive Officer and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Troy J. Christensen	Senior Vice President, Treasurer and a Director [?]

* Edward L. Golden	Vice President and a Director

* Richard Sands	Vice President and a Director

* Robert Sands	Vice President and a Director

* Elizabeth Kutyla	Senior Vice President, Secretary and a Director

* William F. Hackett	Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BARTON BRANDS, LTD.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Edward L. Golden	President and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Troy J. Christensen	Senior Vice President, Treasurer, and a Director

* Alexander L. Berk	Executive Vice President and a Director

* Elizabeth Kutyla	Senior Vice President, Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BARTON BEERS, LTD.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Richard Sands	Chief Executive Officer and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Troy J. Christensen	Senior Vice President, Treasurer, and a Director

* Alexander L. Berk	Executive Vice President and a Director

* Elizabeth Kutyla	Senior Vice President, Secretary and a Director

* William F. Hackett	President and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BARTON BRANDS OF CALIFORNIA, INC.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Alexander L. Berk	President and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Troy J. Christensen	Senior Vice President, Treasurer and a Director

* Edward L. Golden	Vice President and a Director

* Elizabeth Kutyla	Senior Vice President, Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BARTON BRANDS OF GEORGIA, INC.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Alexander L. Berk	President and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Troy J. Christensen	Senior Vice President, Treasurer, and a Director

* Edward L. Golden	Vice President and a Director

* Elizabeth Kutyla	Senior Vice President, Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BARTON DISTILLERS IMPORT CORP.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Alexander L. Berk	President and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Troy J. Christensen	Senior Vice President, Treasurer, and a Director

* Edward L. Golden	Director

* Elizabeth Kutyla	Senior Vice President, Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BARTON FINANCIAL CORPORATION

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Troy J. Christensen	President, Secretary and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Michael A. Napientek	Assistant Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BARTON BEERS OF WISCONSIN, LTD.

By:	/S/ THOMAS S. SUMMER
Thomas S. Summer
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* James P. Ryan	President, Chief Executive Officer and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Troy J. Christensen	Senior Vice President, Treasurer and a Director

* Alexander L. Berk	Executive Vice President and a Director

* William F. Hackett	Director

* Elizabeth Kutyla	Senior Vice President, Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

MONARCH IMPORT COMPANY

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* James P. Ryan	Chief Executive Officer and Vice President (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Troy J. Christensen	Senior Vice President, Treasurer and a Director

* Alexander L. Berk	President and a Director

* William F. Hackett	Vice President and a Director

* Elizabeth Kutyla	Senior Vice President, Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

CANANDAIGUA WINE COMPANY, INC.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Jon Moramarco	President and Chief Executive Officer (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Richard Sands	Vice President and a Director
* Robert Sands	Vice President and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

CONSTELLATION INTERNATIONAL HOLDINGS LIMITED

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities on July 14, 2003.

Signature	Title

/S/ RICHARD SANDS Richard Sands	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Treasurer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

ROBERTS TRADING CORP.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
President and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

/S/ THOMAS S. SUMMER Thomas S. Summer	President and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Richard Sands	Vice President and a Director

* Robert Sands	Vice President, Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

CANANDAIGUA LIMITED

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Finance Director

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities on July 14, 2003.

Signature	Title

* Robert Sands	Chief Executive Officer and a Director (Principal Executive Officer and Authorized Representative in the United States)

/S/ THOMAS S. SUMMER Thomas S. Summer	Finance Director (Principal Financial Officer and Principal Accounting Officer)

* Anne Colquhoun	Secretary and a Director

* Nigel Hodges	Treasurer and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

BARTON CANADA, LTD.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Alexander L. Berk	President and a Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President (Principal Financial Officer and Principal Accounting Officer)

* Troy J. Christensen	Senior Vice President, Treasurer and a Director

* Edward L. Golden	Vice President and a Director

* Elizabeth Kutyla	Senior Vice President, Secretary and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

FRANCISCAN VINEYARDS, INC.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Agustin Francisco Huneeus	President and Chief Executive Officer (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Richard Sands	Vice President and a Director

* Robert Sands	Vice President and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

ALLBERRY, INC.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Agustin Francisco Huneeus	President (Principal Executive Officer)

Thomas S. Summer	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Richard Sands	Vice President and a Director

* Robert Sands	Vice President and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

CLOUD PEAK CORPORATION

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Agustin Francisco Huneeus	President (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Richard Sands	Vice President and a Director

* Robert Sands	Vice President and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

M.J. LEWIS CORP.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Agustin Francisco Huneeus	President (Principal Executive Officer)

Thomas S. Summer	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Richard Sands	Vice President and a Director

* Robert Sands	Vice President and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

MT. VEEDER CORPORATION

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Vice President and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* Agustin Francisco Huneeus	President (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Richard Sands	Vice President and a Director

* Robert Sands	Vice President and a Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on July 14, 2003.

CANANDAIGUA B.V.

By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title

* G.A.L.R. Diepenhorst	Managing Director (Principal Executive Officer)

/S/ THOMAS S. SUMMER Thomas S. Summer	Chief Financial Officer and Authorized Representative in the United States (Principal Financial Officer and Principal Accounting Officer)

/S/ DICK HAARSMA Dick Haarsma	Managing Director

*By:	/S/ THOMAS S. SUMMER

Thomas S. Summer
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1*	Form of Underwriting Agreement
4.1**	Indenture, dated February 25, 1999, by and among the registrants and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank) (filed as Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed on March 3, 1999, and incorporated herein by reference)
4.2**	Supplemental Indenture No. 3, dated August 6, 1999, by and among the registrants and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank) (filed as Exhibit 4.20 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1999, and incorporated herein by reference)
4.3**	Supplemental Indenture No. 4, dated May 15, 2000, by and among the registrants and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank) (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on May 12, 2000, and incorporated herein by reference)
4.4**	Supplemental Indenture No. 5, dated September 14, 2000, by and among the registrants and BNY Midwest Trust Company (as successor to The Bank of New York) (filed as Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2000, and incorporated herein by reference)
4.5**	Indenture, dated February 21, 2001, by and among the registrants and BNY Midwest Trust Company (filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (No. 333-60720) and incorporated herein by reference)
4.6**	Supplemental Indenture No. 6, dated as of August 21, 2001, by and among the registrants and BNY Midwest Trust Company (supplementing the Indenture dated February 25, 1999)
4.7**	Supplemental Indenture No. 1, dated as of August 21, 2001, by and among the registrants and BNY Midwest Trust Company (supplementing the Indenture dated February 21, 2001)
5.1**	Opinion of McDermott, Will & Emery
12	Computation of Ratio of Earnings to Fixed Charges
23.1**	Consent of Arthur Andersen LLP
23.2**	Consent of McDermott, Will & Emery (included as part of Exhibit 5.1)
23.3	Consent of KPMG LLP
23.4	Consent of PricewaterhouseCoopers
24**	Powers of Attorney (included on the signature pages of the registration statement)
25.1**	Statement of Eligibility of Trustee on Form T-1 for the indenture filed as Exhibit 4.1 to the registration statement (filed as Exhibit 25 to the registrant’s Registration Statement on Form S-3 (No. 333-91587) and incorporated herein by reference)
25.2**	Statement of Eligibility of Trustee on Form T-1 for the indenture filed as Exhibit 4.5 to the registration statement (filed as Exhibit 25.1 to the registrant’s Registration Statement on Form S-4 (No. 333-60720) and incorporated herein by reference)

* To be filed as an exhibit to a report on Form 8-K.

** Previously filed.